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Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:
John Gallagher Media Relations Manager Corporate Communications & Investor Relations Chiron Corporation 510.923.6905	Vince Barella Manager Corporate Communications & Investor Relations Chiron Corporation 510.923.2138

Chiron Corporation to Receive $400 Million
From Offering of LYONS

EMERYVILLE, CA., June 7—Chiron Corporation (NASDAQ: CHIR) announced today that it has agreed to the sale of Liquid Yield Option™ Notes (LYONs). The Company anticipates gross proceeds of $400 million, and will use those proceeds for general corporate purposes. The initial purchaser of the 30-year LYONs will also have a 30-day option to purchase additional LYONs to cover over-allotments, which would give Chiron up to approximately $100 million additional gross proceeds.

Terms of the LYONs include a yield-to-maturity of 2% and an initial conversion premium of 45%. The LYONs may not be called for redemption by Chiron for five years. Holders of the LYONs will have the option to require Chiron to purchase their LYONs at accreted value in years three, five, 10, 15, 20 and 25. Chiron may choose to pay redemption purchase price in cash and/or common shares.

This notice does not constitute an offer to sell or the solicitation of an offer to buy securities. Any offers of the securities will be made only by means of a private offering memorandum. The LYONs and the shares of Chiron common stock issuable upon conversion have not been, and will not be, registered under the Securities Act of 1933 or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This press release is being issued pursuant to Rule 135c under the Securities Act of 1933.

This news release contains forward-looking statements that involve risks and uncertainties, including potential changes in market conditions. A full discussion of the company's operations and financial condition, including factors that may affect its business and future prospects, is contained in documents the company files with the SEC, such as Forms 10-Q and 10-K. These documents identify important factors that could cause the company's actual performance to differ from current expectations, including the outcome of clinical trials, regulatory review, manufacturing capabilities and marketing effectiveness.

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  Exhibit 99.1